UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

TIENS BIOTECH GROUP (USA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32477	75-2926439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700

(Address of principal executive offices)

Registrant's telephone number, including area code: (86) 22-8213-7658

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 13, 2008, Tiens Biotech Group (USA), Inc.’s (the “Company”) subsidiary, Tianshi International Holdings Group Limited (“Tianshi International”), and the Company’s 80% owned subsidiary, Tianjin Tianshi Biological Development Co., Ltd. (“Biological”), closed the acquisition by Tianshi International of all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd. (“Life Resources”) pursuant to a Sale and Purchase Agreement, dated December 20, 2007 (the “Purchase Agreement”), by and among Tianshi International, Biological, Tianshi International Investment Group Co., Ltd. (“Tianshi Investment”) and Tianjin Tianshi Biological Engineering Co., Ltd. (“Engineering”).

Life Resources owns land use rights to two properties, one approximately 171,162 square meters and the other 163,102 square meters, in Tianjin, China, which rights continue through August 2, 2055 and November 20, 2056, respectively. The land is owned by the government of the People’s Republic of China (the “PRC”). Life Resources has begun construction of buildings on the land and is party to construction and other contracts with third parties related to the construction of buildings on the land.

Life Resource’s land is located approximately seven kilometers away from the Company’s current headquarters. The Company anticipates continuing the construction of buildings on the property, which will serve as its new headquarters and include facilities for administration offices, R&D, production, warehouse, logistics and employee residence halls.

The aggregate consideration for the purchase of the shares of Life Resources was RMB 474,674,415 (or approximately US $67.0 million at a currency exchange rate of 1 USD = 7.08 RMB), and was paid on December 20, 2007 as a deposit as follows:

(a) RMB 211,250,411 (or approximately US $29.8 million) by the cancellation of a loan in the principal amount of RMB 200,000,000 (or approximately US $27.1 million), dated September 27, 2007, by and between Biological, as lender, and Engineering, as borrower;

(b) RMB 122,334,054 (or approximately US $17.3 million) by the cancellation of other receivables in the same amount owed by Engineering to Biological; and

(c) RMB 141,089,950 (or approximately US $19.9 million) in cash.

In addition, on December 21, 2007, Tianshi International and Tianshi Investment entered into a Capital Contribution Agreement, pursuant to which Tianshi Investment agreed to fund a capital increase of Life Resources in the amount of $7.5 million. Tianshi International agreed to pay back the $7.5 million to Tianshi Investment within five days of the date of the government approval of the transfer of the shares of Life Resources to Tianshi International, which occurred on March 13, 2008.

Jinyuan Li, the Chief Executive Officer, President and Director of the Company, owns a controlling interest in the Tianshi Investment. Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”) and Baolin Li, Jinyuan Li’s daughter, together own Engineering. Tianshi Group is owned by Jinyuan Li and Baolin Li. Tianshi Group and Baolin Li together own Tianjin Tianshi Pharmaceuticals Co., Ltd., which owns the 20% minority interest in Biological. The percentage ownership of each entity (other than Tianshi Investment) is further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities Exchange Commission on March 29, 2007.

The purchase price for Life Resources was established through an independent appraiser firm, Vigers Appraisal and Consulting Limited, in Hong Kong. The acquisition Life Resources was unanimously approved by the Board of Directors of the Company on December 18, 2007.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company hereby undertakes to file the financial statements required by this Item 9.01(a) not later than 71 days after the date this Form 8-K was due for filing.

(b) Pro Forma Financial Information.

The Company hereby undertakes to file the pro forma financial information required by this Item 9.01(b) not later than 71 days after the date this Form 8-K was due for filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIENS BIOTECH GROUP (USA), INC.

Date: March 19, 2008	By:	/s/ Wenjun Jiao
Wenjun Jiao
Title: Chief Financial Officer